Exhibit 5.1

[LETTERHEAD OF SHUTTS & BOWEN LLP]

December 20, 2005

World Fuel Services Corporation

9800 N.W. 41st Street, Suite 400

Miami, Florida 33178

Ladies and Gentlemen:

We have acted as counsel for World Fuel Services Corporation, a Florida corporation (the “Company”), in connection with the Company’s preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 1,917,400 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, to be offered pursuant to the Company’s 1993 Non-Employee Directors Stock Option Plan and its 2001 Omnibus Stock Awards Plan (collectively, the “Plans”).

In connection therewith, we have examined copies of the Articles of Incorporation and the By-Laws of the Company, the Plans, and resolutions of the Board of Directors and shareholders of the Company adopting amendments to the Plans to increase the number of shares available thereunder. In addition, we have examined such other documents and matters of law as we have deemed relevant for the purpose of this opinion.

Based on the foregoing, it is our opinion that each of the Shares, when issued and sold in the manner, and in accordance with the terms, described in the Plans, will be duly authorized, validly issued, fully paid and non-assessable under Florida law as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus relating to the Registration Statement.

Very truly yours,

/s/ Shutts & Bowen LLP

SHUTTS & BOWEN LLP